Exhibit 99.1

Ultra Petroleum Announces Settlement Of Claim With Rockies Express Pipeline

HOUSTON, Jan. 17, 2017 /PRNewswire/ -- Ultra Petroleum Corp. ("Ultra") (OTC: UPLMQ) announces that it has reached an agreement to settle Rockies Express Pipeline LLC's ("REX") $303.0 million breach of contract claim. The settlement will be submitted to the U.S. Bankruptcy Court for approval and will be implemented in connection with Ultra's chapter 11 plan of reorganization.

The settlement includes a cash payment of $150.0 million to REX six months after Ultra emerges from chapter 11, but no later than October 30, 2017. Additionally, Ultra has agreed to enter into a new seven-year firm transportation agreement with REX commencing December 1, 2019 for service west-to-east of 200,000 dekatherms per day at a rate of approximately $0.37, or approximately $26.8 million annually.

Mr. Michael Watford, Chairman, President and Chief Executive Officer of the Company, said, "Our settlement of REX's claim is another major achievement in our in-court restructuring. This settlement removes the uncertainty around this very significant claim and represents a critical step towards the implementation of the plan of reorganization we filed last month. We appreciate the cooperation of REX and are pleased to be working with them again as business partners."

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The company trades over-the-counter under the ticker symbol "UPLMQ". Additional information on the company is available at www.ultrapetroleum.com.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements in this news release, other than statements of historical fact, are forward-looking statements, are based upon current expectations, and are subject to a number of risks, uncertainties and assumptions. Accordingly, although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance such expectations will prove to have been correct.

There are many risks and uncertainties that can affect the company and its business, including those set forth in its filings with the U.S. Securities and Exchange Commission ("SEC") in the section entitled "Risk Factors" in its Annual Report on Form 10-K for the most recent fiscal year, in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, and from time to time in other SEC filings made by the company. These risks and uncertainties include, but are not limited to: (i) matters arising as a result of the company's on-going chapter 11 proceedings, including the company's ability to confirm and consummate a plan of reorganization, possible adverse effects of the chapter 11 proceedings filing on the company's business and the interests of various constituents, risks associated with third party motions that could be filed in connection with the company's chapter 11 proceedings and which may interfere with the company's ability to confirm and consummate a plan of reorganization; and (ii) matters arising in connection with the company's business operations, including the timing and extent of changes in prices for oil and gas, the timing and extent of the company's success in developing, producing and estimating reserves, possible adverse effects of weather and government regulation, availability and quality of oil field personnel, services, drilling rigs and other equipment used in the company's operations, as well as other factors listed in the reports filed by the company with the SEC. It is not possible to predict or identify all such factors and the following list should not be considered a complete statement of all potential risks and uncertainties affecting the company. The risks and uncertainties affecting the company could cause its actual results to differ materially from those described in the forward-looking statements. The company assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

CONTACT: Sandi Kraemer, Director, Investor Relations and External Reporting, Phone: 281-582-6613, Email: skraemer@ultrapetroleum.com